INVESTMENT MANAGEMENT AGREEMENT


     AGREEMENT made this 28th day of August, 1995, by and between MIDAS FUND, INC. a Maryland corporation (the "Fund") and MIDAS MANAGEMENT CORPORATION, a Delaware corporation (the "Investment Manager").

     WHEREAS the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and proposes to offer for public sale shares of common stock that may be issued as distinct series ("Series"), each corresponding to a distinct portfolio; and

     WHEREAS the Fund desires to retain the Investment Manager to furnish certain investment advisory and portfolio management services to the Fund and any Series thereof, and the Investment Manager desires to furnish such services;

     NOW THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed between the parties hereto as follows:

     1. The Fund hereby employs the Investment Manager to manage the investment and reinvestment of the assets of the Fund and any Series thereof, including the regular furnishing of advice with respect to the Fund's or its Series' portfolio transactions subject at all times to the control and final direction of the Fund's Board of Directors, for the period and on the terms set forth in this Agreement. The Investment Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth, for the compensation herein provided. The Investment Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way, or otherwise be deemed an agent of the Fund.

     2. The Fund (or each Series) assumes and shall pay all the expenses (or such Series' proportionate share of such expenses) required for the conduct of its business including, but not limited to, (a) salaries of administrative and clerical personnel; (b) brokerage commissions; (c) taxes and governmental fees;
(d) costs of insurance and fidelity bonds; (e) fees of the transfer agent, custodian, legal counsel and auditors; (f) association fees; (g) costs of preparing, printing and mailing proxy materials, reports and notices to shareholders; (h) costs of preparing, printing and mailing the prospectus and statement of additional information and supplements thereto; (i) payment of dividends and other distributions; (j) costs of stock certificates; (k) costs of Board and shareholders meetings; (l) fees of the independent directors; (m) necessary office space rental; (n) all fees and expenses (including expenses of counsel) relating to the registration and qualification of shares of the Fund (or its Series) under applicable federal and state securities laws and maintaining such registrations and qualifications; and (o) such non-recurring expenses as may arise, including, without limitation, actions, suits or proceedings affecting the Fund (or its Series) and the legal obligation which the Fund (or its Series) may have to indemnify its officers and directors with respect thereto.

     3. The Investment Manager may, but shall not be obligated to, pay or provide for the payment of expenses which are primarily intended to result in the sale of the Fund's shares or the servicing and maintenance of shareholder accounts, including, without limitation, payments for: advertising, direct mail and promotional expenses; compensation to and expenses, including overhead and telephone and other communication expenses, of the Investment Manager and its affiliates, the Fund, and selected dealers and their affiliates who engage in or support the distribution of shares or who service shareholder accounts; fulfillment expenses including the costs of printing and distributing prospectuses, statements of additional information, and reports for other than existing shareholders; the costs of preparing, printing and distributing sales literature and advertising materials; and, internal costs incurred by the Investment Manager and its affiliates and allocated to efforts to distribute shares of the Fund such as office rent and equipment, employee salaries, employee bonuses and other overhead expenses. Such payments may be for the Investment Manager's own account or may be made on behalf of the Fund pursuant to a written agreement relating to a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

     4. If requested by the Fund's Board of Directors, the Investment Manager may provide other services to the Fund (or its Series) such as, without limitation, the functions of billing, accounting, certain shareholder communications and services, administering state and Federal registrations, filings and controls and other administrative services. Any services so requested and performed will be for the account of the Fund (or its Series) and the costs of the Investment Manager in rendering such services shall be reimbursed by the Fund, subject to examination by those directors of the Fund who are not interested persons of the Investment Manager or any affiliate thereof.

     5. The services of the Investment Manager are not to be deemed exclusive, and the Investment Manager shall be free to render similar services to others in addition to the Fund so long as its services hereunder are not impaired thereby.

     6. The Investment Manager shall create and maintain all necessary books and records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the investment management services performed by it hereunder and not otherwise created and maintained by another party pursuant to a written contract with the Fund. Where applicable, such records shall be maintained by the Investment Manager for the periods and in the places required by Rule 31a-2 under the 1940 Act. The books and records pertaining to the Fund which are in the possession of the Investment Manager shall be the property of the Fund. The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during the Investment Manager's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Investment Manager to the Fund or the Fund's authorized representatives.

     7.(a) As compensation for its services, with respect to the Fund (or its Series) the Investment Manager will be paid by the Fund a fee payable monthly and computed at the annual rate of 1% of the first $200 million of average daily net assets of the Fund (or its Series), .95% of such net assets over $200 million up to $400 million, .90% of such net assets over $400 million up to $600 million, .85% of such net assets over $600 million up to $800 million, .80% of such net assets over $800 million up to $1 billion, and .75% of such net assets over $1 billion. The aggregate net assets for each day shall be computed by subtracting the liabilities of the Fund (or its Series) from the value of its assets, such amount to be computed as of the calculation of the net asset value per share on each business day.

     (b) For the services provided and the expenses assumed pursuant to this Agreement with respect to any Series hereafter established, the Investment Manager will be paid by the Fund from the assets of such Series a fee in an amount to be agreed upon in a written fee agreement ("Fee Agreement") executed by the Fund on behalf of such Series and the Investment Manager. The Fee Agreements shall provide that they are subject to all terms and conditions of this Agreement.

     8. The Investment Manager shall direct portfolio transactions to broker/dealers for execution on terms and at rates which it believes, in good faith, to be reasonable in view of the overall nature and quality of services provided by a particular broker/dealer, including brokerage and research services and sales of Fund shares and shares of other investment companies or series thereof for which the Investment Manager or an affiliate thereof serves as investment adviser. The Investment Manager may also allocate portfolio transactions to broker/dealers that remit a portion of their commissions as a credit against Fund expenses. With respect to brokerage and research services, the Investment Manager may consider in the selection of broker/dealers brokerage or research provided and payment may be made of a fee higher than that charged by another broker/dealer which does not furnish brokerage or research services or which furnishes brokerage or research services deemed to be of lesser value, so long as the criteria of Section 28(e) of the Securities Exchange Act of 1934, as amended, or other applicable law are met. Although the Investment Manager may direct portfolio transactions without necessarily obtaining the lowest price at which such broker/dealer, or another, may be willing to do business, the Investment Manager shall seek the best value for the Fund (or its Series) on each trade that circumstances in the market place permit, including the value inherent in on-going relationships with quality brokers. To the extent any such brokerage or research services may be deemed to be additional compensation to the Investment Manager from the Fund, it is authorized by this Agreement. The Investment Manager may place Fund brokerage through an affiliate of the Investment Manager, provided that: the Fund not deal with such affiliate in any transaction in which such affiliate acts as principal; the commissions, fees or other remuneration received by such affiliate be reasonable and fair compared to the commissions, fees or other remuneration paid to other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable period of time; and such brokerage be undertaken in compliance with applicable law. The Investment Manager's fees under this Agreement shall not be reduced by reason of any commissions, fees or other remuneration received by such affiliate from the Fund.

     9. The Investment Manager shall waive all or part of its fee or reimburse the Fund (or its Series) monthly if and to the extent the aggregate operating expenses of the Fund (or its Series) exceed the most restrictive limit imposed by any state in which shares of the Fund are qualified for sale or such lesser amount as may be agreed to by the Fund's Board of Directors and the Investment Manager. In calculating the limit of operating expenses, all expenses excludable under state regulation or otherwise shall be excluded. If this Agreement is in effect for less than all of a fiscal year, any such limit will be applied proportionately.

     10. Subject to and in accordance with the Articles of Incorporation and By-laws of the Fund and of the Investment Manager, it is understood that directors, officers, agents and shareholders of the Fund are or may be interested in the Fund as directors, officers, shareholders or otherwise, that the Investment Manager is or may be interested in the Fund as a shareholder or otherwise and that the effect and nature of any such interests shall be governed by law and by the provisions, if any, of said Articles of Incorporation or By-laws.

     11. This Agreement shall become effective upon the date hereinabove written and, unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (a) by the Board of Directors of the Fund or by the holders of a majority of the outstanding voting securities of the Fund as defined in the 1940 Act (or with respect to any given Series by the holders of a majority of the outstanding voting securities of such Series as defined in the 1940 Act) and
(b) by a vote of a majority of the Directors of the Fund who are not parties to this Agreement, or interested persons of any such party. This Agreement may be terminated without penalty at any time either by vote of the Board of Directors of the Fund or by vote of the holders of a majority of the outstanding voting securities of the Fund (or with respect to any given Series by the holders of a majority of the outstanding voting securities of such Series) on 60 days' written notice to the Investment Manager, or by the Investment Manager on 60 days' written notice to the Fund. Termination of this Agreement with respect to any given Series shall in no way affect the continued validity of this Agreement or the performance thereunder with respect to any other Series. This Agreement shall immediately terminate in the event of its assignment.

     12. The Investment Manager shall not be liable to the Fund or any Series or any shareholder of the Fund for any error of judgment or mistake of law or for any loss suffered by the Fund or any Series or the Fund's shareholders in connection with the matters to which this Agreement relates, but nothing herein contained shall be construed to protect the Investment Manager against any liability to the Fund or any Series or the Fund's shareholders by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of obligations and duties under this Agreement.

     13. As used in this Agreement, the terms "interested person," "assignment," and "majority of the outstanding voting securities" shall have the meanings provided therefor in the 1940 Act, and the rules and regulations thereunder.

     14. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     15. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated thereunder.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


MIDAS FUND, INC.



By:____________________________



MIDAS MANAGEMENT CORPORATION



By:____________________________